JONES, DAY, REAVIS & POGUE
                               3500 SUNTRUST PLAZA
                              303 Peachtree Street
                                Atlanta, GA 30308





                                                  October 29, 1999



Atlantic American Corporation
4370 Peachtree Road
Atlanta, Georgia  30319

Re:   Registration Statement on Form S-8

Ladies and Gentlemen:

                  We  have  acted  as  special  counsel  for  Atlantic  American
Corporation, a Georgia corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8, of 1,400,000 shares (the "Shares") of the Company's Common Stock, par value $1.00 per share, issuable pursuant to the Company's 1992 Incentive Plan (the "Plan").

                  We have examined such documents, records and matters of law as we have deemed necessary for purposes of rendering this opinion. Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Plan at not less than the par value of the Shares, will be validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as Exhibit 5 to the Company's Registration Statement on Form S-8.

                                Very truly yours,

                         /s/ Jones, Day, Reavis & Pogue

                           JONES, DAY, REAVIS & POGUE